UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 14, 2010

Waccamaw Bankshares, Inc.

(Exact name of registrant as specified in its charter)

North Carolina	001-33046	52-2329563
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 North J.K. Powell Boulevard, Whiteville, NC	28472
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (910) 641-0044

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective June 14, 2010, Waccamaw Bankshares, Inc., a registered bank holding company (the “Company”) and its wholly owned bank subsidiary, Waccamaw Bank, a state-chartered bank and a member of the Federal Reserve System (the “Bank”) entered into a written agreement with the Federal Reserve Bank of Richmond (the “Reserve Bank”) and the State of North Carolina Office of the Commissioner of Banks (the “Commissioner”) (the final written agreement, as executed by the parties, is herein called the “Written Agreement”).

Under the terms of the Written Agreement, the Bank has agreed to develop and submit for approval written plans to: (1) strengthen board oversight of the management and operations of the Bank; (2) strengthen credit risk management practices; (3) provide for the ongoing review and grading of the Bank’s loan portfolio by a qualified independent party or by qualified staff that are independent of the Bank’s lending function; (4) improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of $1 million, including other real estate owned, that is (i) 90 days or more past due as of the date of the Written Agreement, (ii) that is on the Bank’s problem loan list, or (iii) that was adversely classified in a report of examination of the Bank; (5) provide for the maintenance of an adequate allowance for loan and lease losses; (6) provide for improved management of the Bank’s liquidity position and funds management practices; and (7) reduce the Bank’s reliance on brokered deposits.

In addition, the Bank has agreed that it will: (1) not extend, renew, or restructure any credit that has been criticized by the Reserve Bank or the Commissioner without prior approval by a majority of the board of directors or a board committee; (2) eliminate all assets classified as “loss” by the Reserve Bank in its most recent report of examination; and (3) not accept any new brokered deposits (contractual renewals or rollovers of existing brokered deposits are permitted).

Under the terms of the Written Agreement, both the Company and the Bank have agreed to submit capital plans to maintain sufficient capital at the Company, on a consolidated basis, and at the Bank, on a stand-alone basis, and to refrain from declaring or paying dividends without prior regulatory approval. The Company has agreed that it will not take any other form of payment representing a reduction in the Bank’s capital or make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without prior regulatory approval. The Company may not incur, increase, or guarantee any debt without prior regulatory approval and has agreed not to purchase or redeem any shares of its stock without prior regulatory approval.

The board of directors of the Bank is also required to retain an independent consultant to conduct a review of the effectiveness of the Bank’s corporate governance and board and management structure, and to assess staffing needs. The consultant will provide a report to the board of directors, the Reserve Bank, and the Commissioner. Following receipt of the consultant’s report, the board must submit a corporate governance and management plan to the Reserve Bank and the Commissioner that addresses the consultant’s findings and recommendations.

Under the terms of the Written Agreement, the Company and the Bank will appoint a committee to monitor compliance with the Written Agreement. The directors of the Company and the Bank have recognized and agree with the goal of financial soundness represented by the Written Agreement and have confirmed the intent of the directors and executive management to diligently seek to comply with all requirements of the Written Agreement.

The foregoing description of the Written Agreement is a summary and does not purport to be a complete description of all of the terms of the Written Agreement.

Caution About Forward-Looking Statements

This Current Report on Form 8-K (including information included or incorporated by reference herein) may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company’s goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. These statements are based upon the current belief and expectations of the Company’s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WACCAMAW BANKSHARES, INC.

By:	/s/ James G. Graham
James G. Graham
President and Chief Executive Officer

Dated: June 18, 2010